EXHIBIT 99.1
GEORGIA-CAROLINA BANCSHARES, INC.
Financial Statements
For the Years Ended December 31, 2007 and 2006

GEORGIA-CAROLINA BANCSHARES, INC.
Table of Contents
December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia
We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and cash flows, for each of the years in the three-year period ended December 31,2007, in conformity with accounting principles generally accepted in the United States of America.
Augusta, Georgia
March 24, 2008

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Financial Condition
December 31, 2007 and 2006
(dollars in thousands, except per share amounts)

	2007	2006
Assets
Cash and due from banks	$6,744	$11,109
Federal funds sold	—	1,182
Securities available-for-sale	58,906	53,273
Loans, net of allowance for loan losses	317,142	276,497
Loans held for sale	39,547	56,758
Bank premises and fixed assets	10,432	10,655
Accrued interest receivable	2,115	1,738
Foreclosed real estate, net of allowance	483	599
Deferred tax asset, net	1,315	1,360
Federal Home Loan Bank Stock	1,487	2,131
Bank-owned life insurance	8,086	—
Other assets	1,612	2,169

Total assets	$447,869	$417,471

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$30,292	$39,848
Interest-bearing:
NOW accounts	27,706	28,447
Savings	73,184	53,606
Money market accounts	9,449	12,722
Time deposits of $100,000 or more	145,295	139,369
Other time deposits	94,040	67,350

Total deposits	379,966	341,342

Federal funds purchased	5,037	—
Federal Home Loan Bank borrowings	6,343	31,828
Retail deposit agreements	5,993	6,733
Long-term debt	10,600	700
Other liabilities	3,959	4,742

Total liabilities	411,898	385,345

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,398,723 and 3,376,522 shares issued and outstanding, respectively	4	4
Additional paid-in capital	14,948	14,500
Retained earnings	20,804	17,903
Accumulated other comprehensive income (loss)	215	(281)

Total shareholders’ equity	35,971	32,126

Total liabilities and shareholders’ equity	$447,869	$417,471

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands, except per share amounts)

	2007	2006	2005
Interest income
Interest and fees on loans	$25,998	$23,144	$19,263
Interest on taxable securities	2,490	1,541	1,434
Interest on nontaxable securities	270	512	115
Interest on Federal funds sold and cash in banks	261	138	64

Total interest income	29,019	25,335	20,876

Interest expense
Interest on time deposits of $100,000 or more	6,687	4,976	2,654
Interest on other deposits	8,227	5,830	4,472
Interest on funds purchased and other borrowings	792	1,163	1,294

Total interest expense	15,706	11,969	8,420

Net interest income	13,313	13,366	12,456

Provision for loan losses	909	898	1,022

Net interest income after provision for loan losses	12,404	12,468	11,434

Noninterest income
Service charges on deposits	1,273	928	675
Other income	897	560	355
Gain on sale of mortgage loans	7,762	8,312	9,301

Total noninterest income	9,932	9,800	10,331

Noninterest expense
Salaries and employee benefits	11,131	11,801	10,828
Occupancy expenses	1,523	1,467	1,310
Other expenses	5,162	4,643	4,230

Total noninterest expense	17,816	17,911	16,368

Income before income taxes	4,520	4,357	5,397

Income tax expense	1,619	1,460	1,942

Net income	$2,901	$2,897	$3,455

Earnings per share(1)
Basic	$.85	$.86	$1.04
Diluted	$.83	$.83	$0.98

(1)	Adjusted to reflect the 5-for-4 common stock split effected April 1, 2005.
See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005

Net income	$2,901	$2,897	$3,455

Unrealized holding gain (loss) arising during the period, net of tax	496	271	(511)

Comprehensive income	$3,397	$3,168	$2,944

See notes to consolidated financial statements.	4

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands)

					Accumulated
	Common	Common	Additional		Other	Total
	Stock	Stock	Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Par Value	Capital	Earnings	Income (Loss)	Equity
Balance at January 1, 2005	3,317,250	4	13,677	11,728	(41)	25,368
Net income	—	—	—	3,455	—	3,455
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	(511)	(511)
Stock split effected in the form of a stock dividend	368	—	—	—	—	—
Proceeds from exercise of stock options	24,795	—	106	—	—	106
Issuance of stock for compensation	11,677	—	191	—	—	191

Balance at December 31, 2005	3,354,090	4	13,974	15,183	(552)	28,609
SAB 108 adjustment, net of taxes	—	—	—	(177)	—	(177)

Balance at January 1, 2006 (2)	3,354,090	4	13,974	15,006	(552)	28,432
Net income	—	—	—	2,897	—	2,897
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	271	271
Proceeds from exercise of stock options	10,400	—	59	—	—	59
Stock-based compensation expense	—	—	295	—	—	295
Issuance of stock for compensation	12,032	—	172	—	—	172

Balance at December 31, 2006	3,376,522	$4	$14,500	$17,903	$(281)	$32,126

Net income	—	—	—	2,901	—	2,901
Change in unrealized gain (loss) on securities available-for-sale, net of deferred taxes	—	—	—	—	496	496
Proceeds from exercise of stock options	8,500	—	33	—	—	34
Stock-based compensation expense	—	—	226	—	—	226
Issuance of stock for compensation	13,701	—	189	—	—	188

Balance at December 31, 2007	3,398,723	$4	$14,948	$20,804	$215	$35,971

(2)	See Note 1 — Recent accounting standards

See notes to consolidated financial statements.	5

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005
Cash flows from operating activities
Net income	$2,901	$2,897	$3,455
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	752	764	534
Provision for loan losses	909	898	1,022
(Gains) losses on sales of foreclosed real estate	(33)	(21)	119
Losses on sales of premises and equipment	32	—	—
Increase in cash value of bank-owned life insurance	(86)	—	—
Stock-based compensation expense	226	295	—
Stock compensation	189	172	191
Deferred income tax	(234)	(172)	(289)
Net originations, proceeds and gain on loans held for sale	17,211	(16,694)	16,665
(Increase) decrease in accrued interest receivable	(377)	18	(402)
Increase in accrued interest payable	54	1,674	743
Net change in other assets and liabilities	(8,384)	241	(860)

Net cash provided by (used in) operating activities	13,160	(9,928)	21,178

Cash flows from investing activities
(Increase) decrease in Federal funds sold	1,182	(1,182)	—
Loan originations and collections, net	(42,690)	(33,619)	(32,668)
Purchases of available-for-sale securities	(18,876)	(21,003)	(7,077)
Proceeds from maturities and calls of available-for-sale securities	14,017	6,492	8,895
Purchases of restricted securities	(4,248)	(6,946)	—
Proceeds from sales of restricted securities	4,892	5,840	1,395
Proceeds from sale of foreclosed real estate	1,285	628	271
Net additions to premises and equipment	(456)	(751)	(2,755)

Net cash used in investing activities	(44,894)	(50,541)	(31,939)

Cash flows from financing activities
Net increase in deposits, funds purchased, and other borrowings	43,561	33,346	44,546
Increase (decrease) in FHLB borrowings	(15,485)	23,828	(32,237)
Increase (decrease) in repurchase agreements	(740)	4,847	706
Proceeds from stock options exercised	33	59	106

Net cash provided by financing activities	27,369	62,080	13,121

Net increase (decrease) in cash and due from banks	(4,365)	1,611	2,360

Cash and due from banks at beginning of the year	11,109	9,498	7,138

Cash and due from banks at end of the year	$6,744	$11,109	$9,498

See notes to consolidated financial statements.	6

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies
Nature of business
Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been granted to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and in Jacksonville, Florida. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.
The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.
On December 31, 2004, the Company’s Board of Directors approved a five-for-four stock split of the Company’s common stock that was effected in the form of a stock dividend, on April 1, 2005 to shareholders of record on March 1, 2005. Per share information throughout the financial statements and footnotes reflects this stock split, with prior period amounts being restated to reflect the effects of the stock split.
Significant accounting policies
Basis of presentation: The consolidated financial statements include the accounts of the Company and its subsidiary bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant group concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson and Augusta, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.
Investment securities: The Bank’s investments in securities are classified and accounted for as follows:
Securities available-for-sale — Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.
Securities held-to-maturity — Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, and computed by the interest method over their contractual lives.
Restricted equity securities without a readily determinable fair value are recorded at cost.
The Bank has not classified any securities as trading.
Gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary, results in write-downs of individual securities to their fair value.
Loans and allowance for loan losses: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.
Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. As the mortgage loans originated are individually pre-approved by the secondary market investors, the Bank is subject to minimal interest rate and credit risk on these loans, as the Bank only holds the loans temporarily as funding is completed.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by Statement of Financial Accounting Standards (SFAS) No. 133, as amended. Pursuant to that SFAS, loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in current period earnings. At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.
Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.
The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criterion to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.
Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.
Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan, or fair value of the property, less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.
Bank premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation, and computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.
Financial instruments: In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
Bank-owned life insurance (BOLI): In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy. BOLI is recorded as a general other asset at its cash surrender value, net of surrender charges and/or early termination charges, in accordance with FASB Technical Bulletin 85-4. The change in cash value is recorded as other income/expense.
Advertising: The Company expenses advertising costs as incurred.
Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company’s outstanding stock options are the primary cause of the Company’s diluted earnings per share.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.
Cash and due from banks, Federal funds sold, and interest-bearing deposits in banks — Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.
Available-for-sale and held-to-maturity securities — Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.
Loans — Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality. For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.
Deposit liabilities, other borrowings, and retail agreements — Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.
Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is equal to the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value, and no fair value has been assigned to these instruments.
Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
Stock-based compensation: On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans. The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant. Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R) had been utilized.
In adopting SFAS No. 123, the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts). See Note 10 for additional information regarding the Company’s stock-based compensation plans.

2005

Net income as reported	$3,455

Earnings per share as reported
Basic:	1.04
Diluted:	0.98

Stock-based employee compensation cost based on fair-value method	251

Proforma net income, including stock-based compensation cost based on fair-value method	3,204

Proforma earnings per share, including stock-based compensation cost based on fair-value method
Basic:	0.96
Diluted:	0.91

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
Recently Issued Accounting Standards
In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 permits the fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Further, it clarifies which interest-only strips and principal-only strips are not subject to SFAS 133 requirements. It also establishes a requirement to evaluate interests in securitized financial assets to identify interest in freestanding derivatives and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. Last, it eliminates the prohibition on a qualifying special purpose entity from holding a derivative financial instrument pertaining to a beneficial interest other than another derivative financial instrument. The Company adopted this standard in 2007 as required. The adoption of SFAS 155 did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was adopted by the Company on January 1, 2007. Management did not find the impact of this Interpretation to be material to the Company’s financial condition, results of operations, or liquidity.
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 108 (“SAB 108”). SAB 108 expresses the views of the SEC regarding the process of quantifying financial statement misstatements to determine if any restatement of prior financial statements is required. SAB 108 addresses the two techniques commonly used in practice in accumulating and quantifying misstatements, and requires that the technique with the most severe result be used in determining whether a misstatement is material. SAB 108 was adopted by the Company on December 31, 2006. As a result of adopting SAB 108 on December 31, 2006, the Company recognized a decrease of $177,000 to beginning retained earnings as of January 1, 2006. The decrease is the result of an additional payroll accrual as of December 31, 2005, which the Company has elected to correct under the guidance in SAB 108. Based on the method previously applied, prior to the issuance of SAB 108, the impact was considered immaterial to the Company’s financial condition, results of operations, and liquidity.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 1—Summary of significant accounting policies (continued)
In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. The Company will be required to adopt this statement beginning in 2008. The adoption of this standard is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The decision to elect the fair value option may be applied instrument by instrument, is irrevocable, and is applied to the entire instrument and not to only specified risks, specific cash flows or portions of that instrument. An entity is restricted in choosing the dates to elect the fair value option for an eligible item. Adoption of SFAS 159 is effective for the Company on January 1, 2008. Early adoption is permitted, provided the entity also elects to apply the provisions of SFAS 157, “Fair Value Measurements”. Management of the Company is currently evaluating the potential impact of SFAS 159 on the Company’s financial condition, results of operations, and liquidity. Management does not expect the adoption of this standard to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force in EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 clarifies that an endorsement split-dollar life insurance arrangement is one that provides a post-retirement life insurance benefit to an employee. EITF 06-4 requires that for such an arrangement, an employer must recognize a liability for the future benefits in accordance with either FASB Statement No. 106 or APB 12, as appropriate. EITF 06-4 also requires that recognition of the effects of its adoption be either by 1) a change in accounting principle recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or 2) a change in accounting principle through retrospective application to all prior periods. The Company will be required to adopt this statement beginning in 2008. Management does not expect the adoption of this issue to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force in EITF 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” With the issue of EITF 06-5, consensus was reached on the following issues in the reporting of the realizable asset in the statement of financial condition: 1) that a policyholder should consider any additional amounts

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract; 2) that a policyholder should determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy); and 3) that a policyholder should not discount the cash surrender value component of the amount that could be realized under the insurance contract when contractual restrictions on the ability to surrender a policy exist, as long as the policyholder continues to participate in the changes in the cash surrender value as it had done prior to the surrender request. EITF 06-5 requires that recognition of the effects of its adoption be either by 1) a change in accounting principle recorded as a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or 2) a change in accounting principle through retrospective application to all prior periods. The Company adopted this issue as required in 2007. The adoption of this issue did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 109 (“SAB 109”). SAB 109 expresses the views of the SEC regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles and supersedes SAB 105. SAB 109 states that, consistent with SFAS 156, “Accounting for Servicing of Financial Assets”, and SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Further, SAB 109 retains the view issued in SAB 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment and actually broadens its application to all written loan commitments accounted for at fair value through earnings. The Company will be required to adopt this bulletin beginning in 2008. The adoption of this bulletin is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
Note 2—Investment securities
The amortized cost and fair value amounts of securities owned as of December 31, 2007 and 2006 are shown below:

	2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$31,671	$485	$(8)	$32,148
Mortgage-backed	19,431	48	(147)	19,332
Corporate obligations	194	—	(11)	183
State and municipal	7,271	41	(69)	7,243

	$58,567	$574	$(235)	$58,906

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 2—Investment securities (continued)

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Available-for-sale securities:
U.S. Government and agency	$26,312	$95	$(230)	$26,177
Mortgage-backed	21,729	41	(355)	21,415
Corporate obligations	—	—	—	—
State and municipal	5,670	44	(33)	5,681

	$53,711	$180	$(618)	$53,273

The amortized cost and fair value of securities as of December 31, 2007 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities
	Available-for-Sale
	Amortized	Fair
	Cost	Value
	(in thousands)

One year or less	$1,749	$1,745
After one year through five years	5,633	5,625
After five years through ten years	16,064	16,313
After ten years	15,690	15,891
Mortgage-backed securities	19,431	19,332

	$58,567	$58,906

Securities with a carrying amount of approximately $48.8 million at December 31, 2007 and $48.7 million at December 31, 2006 were pledged to secure public deposits and for other purposes.
There were no material net realized gains (losses) on sales of securities during 2007, 2006, or 2005.
Information pertaining to securities with gross unrealized losses at December 31, 2007 and December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 2—Investment securities (continued)

	2007
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(in thousands)

Securities available-for-sale:
U. S. agency	$—	$1,245	$8	$4,867
State and municipal	21	1,546	48	1,406
Corporate obligations	11	183	—	—
Mortgage-backed	4	2,254	143	12,081

	$36	$5,228	$199	$18,354

	2006
	Less than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(in thousands)
Securities available-for-sale:
U. S. agency	$7	$2,991	$224	$15,033
State and municipal	6	1,153	26	731
Mortgage-backed	8	2,096	347	14,265

	$21	$6,240	$597	$30,029

Management evaluates securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2007, the gross unrealized losses are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer. All of the securities are U.S. agency debt securities, including mortgage-backed securities and municipal securities. As the

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements – (continued)
December 31, 2007 and 2006
Note 2—Investment securities (continued)
Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other than temporary.
Included in Other Assets is an investment of approximately $814,000 in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next 8 years.
Note 3—Loans
The composition of loans for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
	(in thousands)

Commercial and industrial	$29,582	$27,692
Real estate — construction	89,580	73,502
Real estate — residential	53,557	47,319
Real estate — commercial	139,111	121,822
Consumer	10,487	10,609

	322,317	280,944
Deferred loan fees	(116)	(61)

	322,201	280,883
Allowance for loan losses	(5,059)	(4,386)

Loans, net	$317,142	$276,497

Changes in the allowance for loan losses are as follows:

	2007	2006	2005

Balance at beginning of the year	$4,386	$3,756	$3,416
Provision charged to operations	909	898	1,022
Recoveries	52	31	41
Loans charged off	(288)	(299)	(723)

Balance at end of the year	$5,059	$4,386	$3,756

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 3—Loans (continued)
Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $11,558,000 and $2,286,000 at December 31, 2007 and 2006, respectively. There was no significant reduction in interest income associated with non-accrual and re-negotiated loans.
At December 31, 2007, impaired loans totaled approximately $15,431,000 as compared to $3,658,000 identified as such at December 31, 2006. The allowance for loan losses related to these impaired loans totaled approximately $2,127,000 and $853,000 as of December 31, 2007 and December 31, 2006, respectively. There were no impaired loans that did not require an allowance for loan losses as of December 31, 2007 and December 31, 2006. The average recorded investment in impaired loans was approximately $14,833,000 and $3,923,000 at December 31, 2007 and December 31, 2006, respectively. Interest income recognized on loans while they were impaired, on an accrual basis, totaled approximately $1,008,000 and $220,000 as of December 31, 2007 and December 31, 2006, respectively. Interest income recognized on loans while they were impaired, on a cash basis, totaled approximately $882,000 and $166,000 as of December 31, 2007 and December 31, 2006, respectively.
At December 31, 2007, executive officers and directors, and companies, who have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $4,061,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for December 31, 2007 and 2006:

	2007	2006
	(in thousands)

Balance at beginning of the year	$4,508	$8,790
Advances	1,690	1,217
Repayments	2,137	5,499

Balance at end of the year	$4,061	$4,508

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 4—Foreclosed real estate
A summary of foreclosed real estate for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
	(in thousands)

Carrying amount of property	$483	$599	$427
Less valuation allowance	—	—	—

	$483	$599	$427

There was no provision charged to income for each of the years presented.
Note 5—Bank premises and equipment
Bank premises and equipment consists of the following for the years ended December 31, 2007 and 2006:

	2007	2006
	(in thousands)

Land and improvements	$3,836	$3,851
Building and improvements	6,245	6,020
Equipment, furniture and fixtures	4,431	4,729

	14,512	14,600
Less accumulated depreciation	(4,080)	(3,945)

Premises and equipment, net	$10,432	$10,655

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was approximately $647,000, $659,000 and $508,000, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 6—Deposits
At December 31, 2007, the scheduled maturities of time deposit liabilities were as follows:

(in thousands)

2008	212,409
2009	14,523
2010	11,640
2011	354
2012 and thereafter	409

$239,335

To manage the Bank’s funding capabilities, the Bank may also enter into retail deposit agreements with customers and may obtain short-term funding from other institutions. Retail deposit agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates. Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Retail deposit agreements were approximately $6.0 million and $6.7 million at December 31, 2007 and 2006, respectively.
Note 7—Federal home loan bank advances
As of December 31, 2007 and 2006, the Bank had a Credit Availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2007 was the “Loans Held for Sale” (LHFS) program, formerly known as the warehouse line of credit. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2007, the Bank had a balance of $1.3 million outstanding under the LHFS program, as compared to $23.4 million outstanding balance under the warehouse line at December 31, 2006. The Bank also maintains a line of credit with the FHLB, which is secured by 1-4 family loans held in the Bank’s loan portfolio. As of December 31, 2007 and 2006, the 1-4 family line of credit balances were $5.0 million and $8.5 million, respectively. The weighted average interest rates on the outstanding balances of both lines were 4.03% and 3.92% as of December 31, 2007 and 2006, respectively. During 2007, a long-term convertible advance was established as a new additional line of credit. At December 31, 2007, the outstanding balance on this advance was $10,000,000 with a weighted average interest rate of 4.87%. This is a 5-year advance that is callable within 3 years.
Note 8—Line of credit
The Company has a line of credit with a financial institution which provided the Company the ability to draw a principal sum of $3.0 million in periodic advances through December 30, 2003 with a maturity date of January 1, 2014. The principal under this line of credit is payable in nine (9) annual

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 8—Line of credit (continued)
installments of $100,000 that began on January 1, 2005 with the entire outstanding balance due and payable on January 1, 2014. Interest is calculated annually using a rate of prime minus 0.50% (6.75% and 7.75% at December 31, 2007 and 2006, respectively). The line of credit is secured through the pledge of all issued and outstanding shares of the Bank’s capital stock. The outstanding principal balance at December 31, 2007 and 2006 was $600,000 and $700,000, respectively. The arrangement requires the Company and Bank to comply with financial covenants related to capital levels, the allowance for loan losses, dividend payments, and other financial matters. At December 31, 2007 and 2006, the Company and the Bank were in compliance with these covenants.
Note 9—Employee benefit plan
The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $170,000, $168,000, and $141,000, respectively, for each of the years in the three year period ended December 31, 2007.
Note 10—Shareholders’ equity and regulatory requirements
The primary source of funds available to the Company is the payment of dividends by its subsidiary bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.
The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2007, the Bank met all capital adequacy requirements to which it is subject.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)
As of December 31, 2007, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

					Required to Be
					Well-Capitalized
			Required for		Under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total capital (to risk weighted assets) Bank	$40,867	10.74%	$30,454	8.0%	$38,067	10.0%
Consolidated	$40,814	10.72%	$30,454	8.0%	$—	—
Tier 1 capital (to risk weighted assets) Bank	$35,808	9.41%	$15,227	4.0%	$22,840	6.0%
Consolidated	$35,755	9.39%	$15,227	4.0%	$—	—
Tier 1 leverage (to average assets) Bank	$35,808	8.51%	$16,833	4.0%	$21,042	5.0%
Consolidated	$35,755	8.18%	$16,833	4.0%	$—	—

As of December 31, 2006:
Total capital (to risk weighted assets)
Bank	$36,981	10.68%	$28,033	8.0%	$35,041	10.0%
Consolidated	$36,734	10.61%	$28,033	8.0%	$—	—
Tier 1 capital (to risk weighted assets)
Bank	$32,653	9.43%	$14,016	4.0%	$21,025	6.0%
Consolidated	$32,407	9.36%	$14,016	4.0%	$—	—
Tier 1 leverage (to average assets) Bank	$32,653	8.08%	$14,901	4.0%	$18,626	5.0%
Consolidated	$32,407	7.85%	$14,901	4.0%	$—	—

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)
In 2005, the Company effected a five-for-four stock split of the common stock in the form of a 25% stock dividend. The dividend was paid on April 1, 2005 to shareholders of record as of March 1, 2005. As a result, approximately $664 ($0.001 par for each share was issued pursuant to the split) was transferred from retained earnings to the common stock account.
During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares that may be reserved and made available-for-sale under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.
During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares that may be reserved and made available-for-sale under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.
The Plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.
On January 1, 2006, the Company adopted SFAS 123(R), Accounting for Stock-Based Compensation (“SFAS 123(R)”). SFAS 123(R) requires all share-based payment to employees, including grants of employee stock options, to be recognized as expense in the statement of earnings based on their fair values. Prior to SFAS 123(R), only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. SFAS 123(R) applies to awards granted or modified after January 1, 2006 or any unvested awards outstanding at December 31, 2005. The effect of the adoption of the new accounting principle on results of operations depends on the level of option grants, the vesting period for those grants, and the fair value of the options granted at such date. Existing options that vested after the adoption date resulted in additional compensation expense of approximately $226,000 in 2007. The Company utilized the disclosure requirements permitted by SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”), for transactions entered into during 1996 and thereafter. For the periods prior to January 1, 2006, the Company elected to remain with the former method of accounting under Accounting Principles Board Opinion 25 (“APB 25”).

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)
Presentation of proforma information regarding net income and earnings per share is presented in Note 1 to the financial statements and has been determined as if the Company had accounted for the Plans under the fair value method of that Statement.
As of December 31, 2007, the Company has two share-based compensation plans, which are described above and has issued shares of common stock to non-employee directors as compensation for services rendered. The Company recorded $188,000, $172,000, and $191,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2007, 2006, and 2005, respectively. The expense recognized for these shares was equal to the fair value of the shares on the date of grant.
The fair value for these options was estimated on the date of grant using a lattice-based option valuation model that used the following range of assumptions for each of the years presented:

	2007	2006	2005
Expected volatility	40.8% — 40.8%	41.3% — 42.0%	34.3% — 34.3%
Weighted-average volatility	40.75%	41.69%	34.33%
Expected dividends	0%	0%	0%
Expected term (in years)	7.0 — 7.0	6.0 — 7.0	6.0 — 6.0
Risk-free rate	4.73%	4.53%	3.97%
In addition, the model assumed that each option was exercised in the initial year of vesting.
For purposes of proforma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.
Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The Plans provide that vesting periods may not exceed ten years.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)
A summary of the Company’s stock option activity under the Plans as of December 31, 2007, and changes and related information, for the year then ended is presented below:

		Wtd. Avg. Exercise	Wtd. Avg. Remaining	Aggregate Intrinsic
Options	Shares	Price	Contractual Term	Value
Outstanding at January 1, 2007	330,560	$7.85
Granted	3,881	13.70
Exercised	8,500	3.91
Forfeited or expired	1,500	14.87

Outstanding at December 31, 2007	324,441	$7.99	$4.56	$1,420,773

Exercisable at December 31, 2007	283,986	$6.97	$4.09	$1,420,773

At December 31, 2007, options both outstanding and exercisable have exercise prices that range from $3.33 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2007 was approximately 4.56 years or 55 months.
The estimated weighted-average grant date fair value of options granted and the total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Weighted-average grant date fair value	$7.30	$7.13	$8.58
Total intrinsic value of options exercised	$60,265	$86,624	$246,876

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)
A summary of the status of the Company’s nonvested shares as of December 31, 2007, and changes during the year then ended, is presented below:

		Wtd. Avg. Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2007	60,885	$7.85
Granted	3,881	13.70
Vested	(23,712)	3.91
Forfeited	(600)	14.87

Nonvested at December 31, 2007	40,455	$7.99

As of December 31, 2007, there was $157,949 of total unrecognized compensation cost related to the Company’s nonvested shares granted under the Plans. This cost is expected to be recognized over a weighted-average period of 1.75 years. The total fair value of shares vested during the years ended December 31, 2007, 2006, and 2005, was $203,932, $269,584, and $254,405, respectively.
Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the following years ended December 31. Share amounts are weighted average amounts, which, along with per share amounts, have been adjusted to reflect the 5-for-4 stock split effected April 1, 2005.

	2007
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$2,901	3,393,224	$0.85

Effect of stock options outstanding	—	115,382	0.02

Diluted EPS
Income available to common stockholders, plus conversions	$2,901	3,508,606	$0.83

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 10—Shareholders’ equity and regulatory requirements (continued)

	2006
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$2,897	3,370,277	$0.86

Effect of stock options outstanding	—	119,287	0.03

Diluted EPS
Income available to common stockholders, plus conversions	$2,897	3,489,564	$0.83

	2005
	Income	Shares	Per
	(Numerator)	(Denominator)	Share
	(dollars in thousands, except per share)

Basic EPS
Income available to common stockholders	$3,455	3,336,834	$1.04
Effect of stock options outstanding	—	187,460	0.06

Diluted EPS
Income available to common stockholders, plus conversions	$3,455	3,524,294	$0.98

Note 11—Income taxes
The total income taxes in the statements of income for the years ended December 31, 2007, 2006 and 2005 are as follows (in thousands):

	2007	2006	2005

Current tax	$1,853	$1,632	$2,231
Deferred tax (benefit)	(234)	(172)	(289)

	$1,619	$1,460	$1,942

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 11—Income Taxes (continued)
The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2007	2006	2005

Federal statutory rates	34.0%	34.0%	34.0%
State taxes	6.0	6.0	6.0
Tax exempt income	(1.2)	(2.0)	—
Nondeductible interest	0.3	0.5	—
State tax credits	(3.0)	(4.7)	(3.4)
Other, including effect of graduated rate brackets	(0.3)	(0.3)	(0.6)

	35.8%	33.5%	36.0%

The primary components of deferred income taxes at December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)

Deferred tax assets
Allowance for loan losses	$1,641	$1,406
Unrealized loss on securities available-for-sale	—	158
Amortization of GA low-income housing tax credits	46	38
Executive compensation plans	2	—
Valuation allowance on GA low-income housing tax credits	(84)	(47)

Deferred income tax assets	1,605	1,555

Deferred tax liabilities
Unrealized gain on securities available-for-sale	121	—
Depreciation	169	195

Deferred income tax liabilities	290	195

Net deferred income tax assets	$1,315	$1,360

Realization of deferred tax assets is dependent on sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 12—Commitments and contingencies
In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.
Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2007 and 2006:

	2007	2006
	(in thousands)

Commitments to extend credit	$40,492	$79,828
Standby letters of credit	1,912	2,389

	$42,404	$82,217

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The Company, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans. Most of the loans will be sold to third parties upon closing. For those loans, the Company enters into best efforts individual forward sales commitments at the same time the commitments to originate are finalized. While the forward sales commitments function as an economic offset and effectively eliminate the Company’s financial risk of rate changes during the rate lock period, both the commitment to originate mortgage loans that will be sold and the commitment to sell the mortgage loans are derivatives, the fair values of which are essentially equal and offsetting. The fair values are calculated based on changes in market interest rates after the commitment date. The notional amounts of these mortgage loan origination commitments and the related forward sales commitments were approximately $40 million each at December 31, 2007 compared to approximately $38 million each at December 31, 2006. The net unrealized gains/losses of the origination and sales commitments did not have a material effect on the consolidated financial statements of the Company at December 31, 2007 or 2006.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 12—Commitments and contingencies (continued)
The Company has executed individual forward sales commitments related to retail mortgage loans, which are classified as loans held for sale. The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Company’s market risk on these loans. The notional value of the forward sales commitments on retail mortgage loans at December 31, 2007 was approximately $43 million compared to approximately $57 million at December 31, 2006. The fair value of the sales commitments on retail mortgage loans resulted in no material gains or losses to the Company at December 31, 2007 or December 31, 2006.
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the Company’s financial statements.
Note 13—Supplemental consolidated cash flow information

	2007	2006	2005
	(dollars in thousands)

Income taxes paid	$2,354	$1,396	$1,847
Interest paid	$15,598	$10,295	$7,677
Real estate acquired by foreclosure (noncash)	$1,136	$822	$403
Unrealized gain/(loss) on securities (noncash)	$775	$424	$(796)
Note 14—Fair value of financial instruments
The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, are as follows at December 31, 2007 and 2006 (in millions):

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Loans and loans held for sale, net of allowance	$356.7	$442.5	$333.3	$384.1

Certificates of deposit	$239.3	$234.3	$206.7	$208.3
Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 15—Bank-owned life insurance (BOLI)
In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank. Per FASB Technical Bulletin 85-4, this policy is classified as a miscellaneous asset at its cash surrender value, net of surrender charges and/or early termination charges. As of December 31, 2007, the BOLI cash surrender value was $8,085,859, resulting in other income for 2007 of $85,859 and an annualized net yield of 4.09%.
Note 16—Other expenses
Other non-interest expenses for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
	(dollars in thousands)

Data processing	$906	$759	$720
Legal and accounting	475	367	393
Printing and supplies	291	319	360
Advertising	309	303	295
Telephone	142	174	167
Outside services	415	458	364
Other	2,624	2,263	1,931

	$5,162	$4,643	$4,230

Note 17—Comprehensive Income
The components of other comprehensive income and related tax effects for each of the years ended December 31, 2007, 2006 and 2005 are as follows (in thousands):

	2007	2006	2005
Unrealized holding losses on available-for-sale securities	$775	$424	$(863)
Tax effect	(279)	(153)	352

Net of tax amount	$496	$271	$(511)

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 18 — Quarterly Financial Data (Unaudited)
The following table represents summarized data for each of the quarters in 2007 and 2006 (in thousands, except earnings per share data.
Selected Quarterly Data
($ in thousands, except per share data)

	2007				2006
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$7,056	$7,569	$7,382	$7,012	$7,230	$6,437	$6,057	$5,611
Interest expense	4,019	4,060	3,880	3,747	3,693	3,212	2,651	2,413

Net interest income	3,037	3,509	3,502	3,265	3,537	3,225	3,406	3,198

Provision for loan losses	436	103	102	268	198	242	275	183

Net interest income after Provision for loan losses	2,601	3,406	3,400	2,997	3,339	2,983	3,131	3,015
Non-interest income	2,117	2,584	2,712	2,519	2,815	2,435	2,342	2,208
Securities gain (loss)	—	—	—	—	—	—	—	—
Non-interest expenses	4,181	4,584	4,650	4,401	4,606	4,474	4,544	4,287

Income before income tax expense	537	1,406	1,462	1,115	1,548	944	929	936

Income tax expense	198	510	527	384	602	275	296	287

Net income	$339	$896	$935	$731	$946	$669	$633	$649

Basic earnings per common share	$0.10	$0.26	$0.28	$0.22	$0.28	$0.20	$0.19	$0.19

Diluted earnings per common share	$0.10	$0.25	$0.27	$0.21	$0.27	$0.19	$0.18	$0.19

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only)
Condensed Balance Sheet
December 31, 2007and 2006
(dollars in thousands)

	2007	2006
Assets
Cash	$434	$112
Investment in subsidiary	36,024	32,373
Other assets	33	404
Deferred tax benefit	0	0

Total assets	$36,491	$32,889

Liabilities
Note payable	$600	$700
Other Liabilities	(80)	63

Total liabilities	520	763

Shareholders’ equity	35,971	32,126

Total liabilities and shareholders’ equity	$36,491	$32,889

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Income
Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005

Income, dividends from subsidiary	$—	$—	$85

Expenses
Director compensation	(53)	(48)	(31)
Other	(344)	(282)	(206)

Total expenses	(397)	(330)	(237)

Loss before income tax benefits and equity in undistributed earnings of subsidiary	(397)	(330)	(152)

Income tax benefits	143	187	88

Loss before equity in undistributed earnings of subsidiary	(254)	(143)	(64)

Equity in undistributed earnings of subsidiary	3,155	3,040	3,519

Net income	$2,901	$2,897	$3,455

GEORGIA-CAROLINA BANCSHARES, INC.
Notes to Consolidated Financial Statements — (continued)
December 31, 2007 and 2006
Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)
Condensed Statement of Cash Flows
Years Ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005
Cash flows from operating activities
Net income	$2,901	$2,897	$3,455
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	226	295	—
Stock compensation	189	172	191
Equity in undistributed earnings of subsidiary	(3,155)	(3,040)	(3,519)
Net change in other assets and liabilities	228	(252)	(59)

Total adjustments	(2,512)	(2,825)	(3,387)

Net cash provided by operating activities	389	72	68

Cash flows from financing activities
Payments on borrowed funds	(100)	(100)	(100)
Proceeds from issuance of common stock, and exercise of stock options	33	59	106

Net cash provided by (used in) financing activities	(67)	(41)	6

Net change in cash	322	31	74

Cash at beginning of the year	112	81	7

Cash at end of the year	$434	$112	$81